GLADSTONE ALTERNATIVE INCOME FUND

MULTIPLE CLASS PLAN

This Multiple Class Plan (the “Plan”) is adopted by Gladstone Alternative Income Fund (the “Fund”).

The provisions of the Plan are:

1.   General Description of Classes. Each class of common shares of beneficial interest (the “Shares”) of the Fund shall represent interests in the same portfolio of securities of the Fund, shall have no exchange privileges or conversion features within the Fund unless an exchange or conversion feature is described in the Fund’s prospectus, and shall be identical in all respects, except that, as provided for in the Fund’s prospectus, each class shall or may differ with respect to: (i) asset-based service and/or distribution fees; (ii) account maintenance and shareholder services and expenses; (iii) differences relating to sales loads, early withdrawal or contingent deferred sales charges, purchase minimums, eligible investors and exchange privileges (if any); and/or (iv) the designation of each class of Shares. The classes of Shares designated by the Fund are set forth in Exhibit A.

2.   Allocation of Income and Class Expenses.

a.   Each class of Shares shall have the same rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that:

(i)   expenses related to the distribution of a class of Shares or to the services provided to shareholders of a class of Shares shall be borne solely by such class;

(ii)   the following expenses attributable to the Shares of a particular class shall be borne solely by the class to which they are attributable:

(a)   asset-based service and/or distribution fees, account maintenance and shareholder service fees;

(b)   extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class; and

(c)   such other expenses as the Fund’s Board of Trustees (the “Board”) determines were incurred by a specific class and are appropriately paid by that class.

(iii)   income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to this Section 2, shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

b.   Investment advisory fees, custodial fees, and other expenses relating to the management of the Fund’s assets shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

3.   Voting Rights. Each class of Shares shall have identical voting rights except that each class of Shares shall have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In matters as to which one or more classes of Shares do not have exclusive voting rights, all classes of Shares will vote together, except when a class vote is required by the Investment Company Act of 1940, as amended (the “1940 Act”).

4.   Exchanges. A class of Shares may be exchanged without payment of any exchange fee for another class of Shares at their respective net asset values, to the extent provided in the Fund’s then-current prospectus.

5.   Class Designation. Subject to the approval by the Board, the Fund may alter the nomenclature for the designations of one or more of its classes of Shares.

6.   Additional Information. This Plan is qualified by and subject to the terms of the Fund’s then-current prospectus for the applicable class of Shares; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of this Plan. The Fund’s prospectus contains additional information about each class of Shares and the multiple class structure of the Fund.

7.   Effective Date. This Plan is effective on October 1, 2024, provided that this Plan shall not become effective with respect to the Fund or a class of Shares unless first approved by a majority of the Board, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund (collectively, the “Independent Trustees”). This Plan may be terminated or amended at any time with respect to the Fund or a class of Shares thereof by a vote of a majority of the Board, including a majority of the Independent Trustees.

8.   Miscellaneous. Any reference in this Plan to information in the Fund’s prospectus shall mean information in the Fund’s prospectus, as the same may be amended or supplemented from time to time, or in the Fund’s statement of additional information, as the same may be amended or supplemented from time to time.

EXHIBIT A

Classes as of October 1, 2024

Share Class Features*

Share Class	Shareholder Servicing Fee	Distribution Fee	Front-End Sales Charge	Contingent Deferred Sales Charge

Class A	X		X
Class C	X	X		X
Class I
Class U		X

*	The features and expenses of each share class are described in further detail in the Fund’s prospectus.